                                                                      EXHIBIT 12

                      COMPUTATION OF RATIO OF EARNINGS TO
                COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (UNAUDITED)
                    (dollars in thousands, except ratio's)

                                           1995      1996      1997       1998      1999
                                         --------  --------  --------   --------  --------
Net income (loss) before taxes           $ (3,222) $ 3,168   $ (16,903) $ (4,524) $ 14,959
Interest expense                            5,409   14,275      15,939    12,867    10,622
                                         --------  --------  ---------  --------  --------

  Earning before fixed charges           $  2,187  $ 17,443  $    (964)    8,343     25,581
                                         ========  ========  =========  ========  ========

Preferred dividends                      $      -  $  2,129  $   3,346     6,335     6,739
Ratio of pretax income to net income         1.54      0.89       1.00      1.00      1.00
                                         --------  --------  ---------  --------  --------

  Preferred dividend factor              $      -  $  1,895  $   3,346  $  6,335  $  6,739
                                         ========  ========  =========  ========  ========

Fixed charges:
Interest expense                         $  5,409  $ 14,275  $  15,939  $ 12,867  $ 10,622
Preferred dividend factor                       -     1,895      3,346     6,335     6,739
                                         --------  --------  ---------  --------  --------

  Total fixed charges and preferred
    dividends                            $  5,409  $ 16,170  $  19,285  $ 19,202  $ 17,361
                                         ========  ========  =========  ========  ========

  Ratio of earnings to combined fixed
    charges and preferred dividends          0.40      1.08      (0.05)     0.43      1.47
                                         ========  ========  =========  ========  ========